Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC POSTS RECORD EARNINGS OF $5.01 PER SHARE

– Adjusted EPS of $1.28 excludes BlackRock transaction and balance sheet repositioning –

PITTSBURGH, Oct. 31, 2006 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported record net income of $1.5 billion, or $5.01 per diluted share, for the third quarter of 2006 compared with net income of $334 million, or $1.14 per diluted share, in the third quarter of 2005 and net income of $381 million, or $1.28 per diluted share, in the prior quarter. For the first nine months of 2006, the company earned net income of $2.2 billion, or $7.46 per diluted share, compared with net income of $970 million, or $3.35 per diluted share, for the first nine months of 2005.

Third quarter 2006 net income included a $1.3 billion after-tax gain from the BlackRock/Merrill Lynch Investment Managers (MLIM) transaction and the after-tax impact of merger integration costs of $31 million. The period also included after-tax losses of $127 million and $31 million, respectively, arising from the previously announced repositioning of PNC’s securities and mortgage loan portfolios. Excluding these items, PNC’s adjusted net income for the quarter was $380 million, or $1.28 per diluted share.

“PNC delivered strong adjusted earnings of $1.28 per share for the third quarter,” said Chairman and Chief Executive Officer James E. Rohr. “Also, we recognized a $1.6 billion increase in capital as a result of the BlackRock/MLIM transaction. This capital provides us with an extraordinary opportunity to grow our franchise through the acquisition of Mercantile Bankshares Corporation, continuing our expansion in the highly desirable and affluent Mid-Atlantic region.”

HIGHLIGHTS

•	In the third quarter, PNC launched a campaign to increase awareness of its Banking Made Easy initiative. It kicked off with high-visibility television advertising introducing PNC as the first major bank to offer its customers access to free ATMs worldwide. The offer is part of PNC’s effort to improve the customer experience and increase deposit market share. It also includes refined checking products and a PNC credit card.

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PNC Posts Record Earnings of $5.01 per Share – Page 2

•	Average loans for the third quarter of 2006 increased $888 million, or 2 percent, compared with the third quarter 2005. Average loans increased $3.0 billion, or 6 percent, compared with the prior year third quarter excluding the $2.1 billion of average loans in the prior year period related to Market Street Funding, PNC’s commercial paper conduit that was deconsolidated in October 2005. Loan growth was primarily a result of increased commercial loans, commercial real estate loans and residential mortgage loans.

•	Average deposits for the third quarter increased $5.0 billion, or 8 percent, compared with the same quarter in the prior year, primarily the result of an increase in money market deposits, retail certificates of deposit, Eurodollar deposits and noninterest-bearing deposits.

•	Asset quality remained very strong. Nonperforming assets declined, with the ratio of nonperforming assets to loans, loans held for sale and foreclosed assets declining to .36 percent from .44 in the previous quarter.

•	Upon the close of the BlackRock/MLIM transaction on September 29, the carrying value of PNC’s investment in BlackRock increased to $3.8 billion, reflecting the increase in BlackRock’s equity resulting from the transaction. Based on BlackRock’s closing market price of $149 per common share on that date, the market value of PNC’s BlackRock investment was approximately $6.6 billion. As such, another $2.8 billion of value is not recognized in PNC’s investment account.

•	On October 9, PNC announced a definitive agreement to acquire Baltimore-based Mercantile Bankshares Corporation. The transaction is expected to close in the first quarter of 2007, subject to regulatory and Mercantile shareholder approval. It will substantially increase PNC’s presence in the Mid-Atlantic region, including, for the first time, the Baltimore metropolitan area.

Return on average common shareholders’ equity was 65.94 percent for the quarter, 16.88 percent as adjusted. Return on average common shareholders’ equity was 16.13 percent in the year-earlier quarter and 17.49 percent in the second quarter of 2006. Return on average common shareholders’ equity for the nine months ended September 30, 2006 was 33.87 percent, 17.26 percent as adjusted. It was 16.49 percent for the nine months ended September 30, 2005.

As described on page 8 of the news release, the Consolidated Financial Highlights accompanying this news release include several new and reformatted schedules to reconcile the reported and adjusted results, including adjusted results referred to in this news release, and to provide proforma information illustrating the impact of the equity method of accounting for BlackRock.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $206 million for the quarter, compared with $176 million for the year-ago quarter and $185 million for the second quarter of 2006. Compared with the prior year third quarter, revenue increased 7 percent, while noninterest expense increased only 2 percent, driving a 17 percent increase in earnings and creating positive operating leverage.

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PNC Posts Record Earnings of $5.01 per Share – Page 3

Third quarter earnings increased 11 percent compared to the prior quarter, with the increase driven by higher revenue and lower expenses as the business maintained its focus on expense management and lower provision for credit losses as asset quality remained very strong.

Retail Banking highlights:

•	Operating leverage was positive when compared with the prior year quarter and the linked quarter. The efficiency ratio was 57 percent for the current quarter, compared with 60 percent in the prior year third quarter and 58 percent in the second quarter 2006.

•	Customer growth continued. Checking relationships grew by a net 37,000 compared with a year ago and by a net 2,000 since June 30, 2006, as PNC focused on consolidating low-activity, low-balance accounts and sought higher quality relationships.

•	Average deposit balances increased $2.0 billion, or 5 percent, compared with the prior year third quarter and $272 million from the prior quarter. In the current rising rate environment, certificates of deposit and money market deposits have been the major growth products over the periods of comparison.

•	Assets under management were $52 billion at September 30, 2006, an increase of $2 billion or 4 percent compared with both September 30, 2005 and June 30, 2006. Customer assets in brokerage accounts totaled $44 billion at September 30, 2006 compared with $42 billion at September 30, 2005 and $43 billion at June 30, 2006.

•	Noninterest income for the third quarter of 2006 increased $31 million, or 9 percent, compared with the prior year quarter and $6 million, or 2 percent, compared with the second quarter of 2006. The growth in fee income from the prior year third quarter was driven by customer growth, expansion of the branch network, consolidation of the merchant services business, various pricing actions resulting from the One PNC initiative, increased third-party loan servicing activities and increased distribution of investment products.

•	Noninterest expense for the third quarter of 2006 increased $7 million, or 2 percent, compared with the prior year third quarter and declined $4 million, or 1 percent, compared with the second quarter of 2006. The growth in expenses from the prior year was the result of the continued expansion of the branch network, private client group, third-party loan servicing activities, and investments in various branding initiatives along with the launch of a refined set of checking products and a PNC credit card.

•	Small business lending continues to be an area of growth; balances grew 13 percent over the prior year quarter and 3 percent over the linked quarter.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $113 million in the third quarter, compared with $118 million in the third quarter of the prior year and $116 million in the second quarter of 2006. The decrease when compared with the third quarter of 2005 was largely the result of an increase in the provision for credit losses. The increase in noninterest revenue and expense was driven by the acquisition of Harris Williams.

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PNC Posts Record Earnings of $5.01 per Share – Page 4

The earnings decrease compared with the second quarter of 2006 was primarily attributable to a decrease in other income, including decreases in trading income and net gains on commercial mortgage loan sales, partly offset by higher net interest income from deposit growth, a lower provision resulting from improved asset quality and lower noninterest expense. This business has been very successful in adding new customers, managing the risk and return of credit products, growing fee income and controlling expenses.

Corporate & Institutional Banking highlights:

•	Average loan balances decreased $440 million from the prior year third quarter. The prior year included $2.1 billion in loans from Market Street, which was deconsolidated in October 2005. Excluding the impact of the Market Street loans, average loan balances increased approximately $1.7 billion, or 9 percent, primarily driven by demand for commercial real estate loans, commercial real-estate related loans and asset-based lending.

•	Average deposit balances for the quarter increased $955 million, or 10 percent, compared with the third quarter of 2005. On a linked quarter basis, average deposits increased $1.0 billion or 10 percent, contributing to a 5 percent growth in net interest income. Both increases were driven by growth in deposits related to the commercial mortgage servicing portfolio and treasury management products.

•	The commercial mortgage servicing portfolio was $180 billion at September 30, 2006, an increase of 43 percent from September 30, 2005 and 19 percent from June 30, 2006.

•	Asset quality continues to be very strong with nonperforming assets decreasing 25 percent compared with the linked quarter.

BlackRock

BlackRock reported net income of $19 million for the third quarter of 2006, compared with $61 million in the third quarter of 2005 and $63 million in the second quarter of 2006. BlackRock’s reported net income includes after-tax MLIM integration costs of $44 million in the third quarter of 2006 and $8 million in the second quarter of 2006. The BlackRock segment earned $63 million in the third quarter, an increase of $2 million compared with the third quarter of 2005 and a decrease of $8 million compared with the second quarter of 2006, excluding the impact of MLIM integration costs in those periods. The increase compared with the third quarter of 2005 was a result of higher investment and advisory fees due to growth in assets under management, partly offset by lower nonoperating income, due principally to unrealized losses on energy-related investments. The decrease compared with the second quarter of 2006 was largely a result of lower performance fees, partly offset by decreased expense. Second quarter 2006 benefited from energy-related performance fees.

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PNC Posts Record Earnings of $5.01 per Share – Page 5

Prior to the September 29, 2006 closing of the MLIM acquisition, PNC owned approximately 69 percent of BlackRock. Accordingly, PNC’s Consolidated Income Statement for the third quarter and first nine months of 2006 continued to reflect PNC’s ownership interest in BlackRock’s net income on a consolidated basis through the closing date. Approximately 31 percent of BlackRock’s earnings were recognized as minority interest expense in the Corporation’s Consolidated Income Statement and are reflected on a separate line in the Business Earnings Summary table in the Consolidated Financial Highlights.

Upon closing of the MLIM acquisition, PNC owned approximately 34 percent of BlackRock. In accordance with generally accepted accounting principles, PNC deconsolidated BlackRock as of that date and, going forward, will account for BlackRock’s earnings contribution using the equity method. BlackRock’s net earnings contribution will be noted on a separate line on the income statement titled, “BlackRock Investment.”

PFPC

PFPC earned $40 million for the quarter, compared with $28 million in the year-earlier period and $26 million in the linked quarter. The earnings increases from the third quarter of 2005 and the second quarter of 2006 were the result of a $14 million reversal of deferred taxes related to earnings from foreign subsidiaries. The reversal resulted from a management decision to permanently reinvest earnings of the subsidiaries in foreign countries. Third quarter 2005 earnings included a $3 million tax benefit identified as part of the One PNC initiative. This business is investing in high growth areas, including managed accounts services and offshore servicing.

PFPC provided accounting/administration services for $774 billion of net fund assets and provided custody services for $399 billion of fund assets as of September 30, 2006, compared with $793 billion and $475 billion respectively on September 30, 2005 and $743 billion and $389 billion respectively at June 30, 2006. Total fund assets serviced by PFPC were $2.0 trillion at September 30, 2006, which represented an increase over the asset servicing levels of $1.8 trillion at September 30, 2005 and $1.9 trillion at June 30, 2006.

Other

The “Other” category includes the gain on the BlackRock/MLIM transaction, BlackRock/MLIM integration costs, One PNC implementation costs, asset and liability management activities, related net securities gains or losses, certain trading activities, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead, and intercompany eliminations.

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PNC Posts Record Earnings of $5.01 per Share – Page 6

PNC recorded earnings of $1.1 billion in Other for the quarter largely as a result of the $1.3 billion gain on the BlackRock/MLIM transaction, partly offset by the $127 million after-tax securities portfolio rebalancing loss, $31 million after-tax and minority interest in BlackRock/MLIM integration costs and a $31 million after-tax loss on the mortgage loan portfolio repositioning.

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $574 million for the quarter, an increase of $8 million compared with $566 million in the year-earlier period and up 2 percent compared with $562 million in the second quarter of 2006. The net interest margin in the third quarter of 2006 was 2.89 percent, compared with 2.96 percent in the year-earlier period and 2.90 percent in the second quarter of 2006. The increase in net interest income over the same quarter in the prior year and the linked quarter was largely the result of increased revenue from earning assets, partially offset by the higher cost of deposits and borrowings. The Consolidated Financial Highlights accompanying this news release include a reconciliation of taxable-equivalent net interest income to net interest income as reported under GAAP.

Noninterest income totaled $2.9 billion for the third quarter of 2006 compared with $1.1 billion for the same quarter in the prior year, and $1.2 billion in the second quarter of 2006. The increase compared with the third quarter of 2005 was due to the $2.1 billion net gain from the BlackRock/MLIM transaction, partly offset by the $244 million aggregate impact of the balance sheet repositioning activities and lower equity management and trading revenue. Customer-driven fee revenue increased compared with the year earlier period, including a 17 percent increase in consumer services and a 30 percent increase in corporate services. The change compared with the prior quarter was the result of the net gain on the BlackRock/MLIM transaction, the aggregate impact of the balance sheet repositioning activities, decreased asset management revenues related to lower BlackRock performance fees, and lower equity management and trading revenues. The third quarter of 2006 also included a $20 million loss related to the accounting for hedges on trust preferred securities.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the three months ended September 30, 2006 was $1.2 billion, up 2 percent compared with the third quarter of 2005. Noninterest expense increased 3 percent compared with $1.1 billion in the second quarter of 2006. The increases compared with both quarters were driven by $72 million of integration costs associated with the BlackRock/MLIM transaction. Disciplined expense control continues to be a high priority.

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PNC Posts Record Earnings of $5.01 per Share – Page 7

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $98.4 billion at September 30, 2006, a 6 percent increase compared with $93.2 billion at September 30, 2005, and a 4 percent increase compared with June 30, 2006. The increases compared with both prior dates reflected a $1.8 billion increase related to the impact of the BlackRock/MLIM transaction on PNC and growth in loans and securities, partially offset by the balance sheet repositioning and the deconsolidation of Market Street Funding in October of 2005. More information on the balance sheet impact of the BlackRock/MLIM transaction is provided on page 17.

Average loans of $50.3 billion for the quarter increased $888 million, or 2 percent, over the year-earlier period and $402 million, or 1 percent, over the linked period. Average loans increased $3.0 billion, or 6 percent, compared with the prior year third quarter excluding the $2.1 billion of average loans in the prior year period related to Market Street Funding, PNC’s commercial paper conduit that was deconsolidated in October 2005. The increase over the third quarter of 2005 on an adjusted basis was driven by continued improvements in loan demand and targeted sales efforts across PNC’s banking business. The increase over the linked quarter was primarily the result of an increase in commercial, commercial real estate and consumer loans.

Average securities for the third quarter of 2006 were $21.7 billion, an increase of $1.3 billion, or 6 percent, compared with the third quarter of 2005, and average securities increased $283 million compared with the linked quarter. The company continues to invest through the interest rate cycle.

Average deposits of $64.6 billion increased $5.0 billion, or 8 percent, compared with the same quarter in the prior year, and increased $2.0 billion, or 3 percent, compared with the linked quarter. Average deposits increased largely as a result of the increases in money market deposits, retail certificates of deposit, and Eurodollar deposits. Demand and other noninterest-bearing deposits increased $811 million, or 6 percent year over year, largely as a result of deposits attributed to the commercial mortgage servicing portfolio at Midland.

PNC’s Tier 1 risk-based capital ratio was an estimated 10.4 percent at September 30, 2006, compared with 8.4 percent at September 30, 2005 and 8.8 percent at June 30, 2006. The BlackRock/MLIM transaction increased capital by $1.6 billion. The increase resulted from the $1.3 billion after-tax gain and $.3 billion of increase to additional paid-in capital.

The company repurchased 1.9 million common shares during the third quarter under its current common stock repurchase program. The board has authorized a repurchase of up to 20 million shares of common stock, of which approximately 15.8 million remained at the end of the third quarter. Management believes that PNC will have the capacity to engage in, and currently expects to actively engage in, share repurchase activity for the foreseeable future, subject to normal limitations posed by the pending Mercantile transaction.

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PNC Posts Record Earnings of $5.01 per Share – Page 8

Under the terms of its definitive agreement to acquire Mercantile Bankshares Corporation, which is subject to regulatory and other approvals, PNC plans to issue 52.5 million shares of common stock and pay Mercantile shareholders and option holders $2.13 billion in cash upon close of the transaction.

ASSET QUALITY REVIEW

Overall asset quality remained very strong as the company continued to focus on lending that meets prudent risk-reward parameters. The provision for credit losses for both the third quarter of 2006 and 2005 was $16 million and was $44 million for the second quarter of 2006. The decrease in the provision compared with the linked quarter was primarily due to improved asset quality. Nonperforming assets were $191 million, a decrease of $40 million compared with the prior period.

Net charge-offs were $47 million, or .37 percent of average loans, for the quarter compared with net charge-offs of $15 million in the third quarter of 2005 and net charge-offs of $30 million in the linked quarter. The increase in net charge-offs compared with the third quarter of 2005 and the second quarter of 2006 was the result of a single large overdraft from the second quarter of 2006. The overdraft is now fully charged-off.

CONSOLIDATED FINANCIAL HIGHLIGHTS

The Consolidated Financial Highlights accompanying this news release include: (1) adjusted results for the third quarter and first nine months 2006, illustrating the impact of certain 2006 items due to the magnitude of the aggregate of those items (2) a reconciliation of these adjusted amounts to net income, components of net income, diluted earnings per share and certain ratios as reported under generally accepted accounting principles (GAAP), and to GAAP condensed, consolidated income statements, (3) a supplemental schedule illustrating the impact of the equity method of accounting for BlackRock on them, and (4) information regarding the impact of BlackRock’s deconsolidation, effective September 29, 2006, and other adjustments to the equity method of accounting on the consolidated balance sheet. The absence of adjusted amounts for other periods discussed in this news release is not intended to imply that there could not have been other similar types of adjustments for these periods, but any such adjustments would not have been similar in magnitude to the amount of the adjustments shown.

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PNC Posts Record Earnings of $5.01 per Share – Page 9

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 9 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 or (706) 643-0187 (international). A slide presentation to accompany the conference call remarks may be found at www.pnc.com under “About PNC – Investor Relations – Investor Events.” A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international); enter conference ID 7211664.

In addition, Internet access to the call (listen only) and to PNC’s third quarter earnings release and supplemental financial information will be available at www.pnc.com under “About PNC – Investor Relations – Investor Events.” A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding these factors in our Form 10-K for the year ended December 31, 2005 and in our current year Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com under “About PNC – Investor Relations.”

•	Our business and operating results are affected by business and economic conditions generally or specifically in the principal markets in which we do business. We are affected by changes in our customers’ financial performance, as well as changes in customer preferences and behavior, including as a result of changing economic conditions.

•	The value of our assets and liabilities as well as our overall financial performance are affected by changes in interest rates or in valuations in the debt and equity markets. Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates, can affect our activities and financial results.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

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PNC Posts Record Earnings of $5.01 per Share – Page 10

•	Our ability to implement our One PNC initiative, as well as other business initiatives and strategies we may pursue, could affect our financial performance over the next several years.

•	Our ability to grow successfully through acquisitions is impacted by a number of risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing. These uncertainties are present in transactions such as our pending acquisition of Mercantile Bankshares Corporation.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•	Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance and capital management techniques.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can also impact our business and operating results.

•	Our business and operating results can be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and financial and capital markets generally or on us or on our customers, suppliers or other counterparties specifically.

•	Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our interest in BlackRock, Inc. are discussed in more detail in BlackRock’s 2005 Form 10-K, including in the Risk Factors section, and in BlackRock’s other filings with the SEC, accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

In addition, our pending acquisition of Mercantile Bankshares presents us with a number of risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired businesses into PNC after closing. These risks and uncertainties include the following:

•	Completion of the transaction is dependent on, among other things, receipt of regulatory and Mercantile shareholder approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all. The impact of the completion of the transaction on PNC’s financial statements will be affected by the timing of the transaction.

•	The transaction may be substantially more expensive to complete (including the integration of Mercantile’s businesses) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•	The integration of Mercantile’s business and operations into PNC, which will include conversion of Mercantile’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Mercantile’s or PNC’s existing businesses.

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PNC Posts Record Earnings of $5.01 per Share – Page 11

•	The anticipated benefits to PNC are dependent in part on Mercantile’s business performance in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to PNC’s and Mercantile’s performance (with respect to Mercantile, see Mercantile’s SEC reports, accessible on the SEC’s website) or due to factors related to the acquisition of Mercantile and the process of integrating it into PNC.

In addition to the pending Mercantile Bankshares transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks other than those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs and expenses arising as a result of those issues.

ADDITIONAL INFORMATION ABOUT THE PNC/MERCANTILE TRANSACTION

The PNC Financial Services Group, Inc. and Mercantile Bankshares Corporation will be filing a proxy statement/prospectus and other relevant documents concerning the PNC/Mercantile merger transaction with the United States Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of the proxy statement/prospectus, as well as other filings containing information about Mercantile Bankshares and PNC, without charge, at the SEC’s Internet site (http://www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Mercantile Bankshares will be available free of charge from Mercantile Bankshares Corporation, 2 Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations.

Mercantile Bankshares and its directors and executive officers and certain other members of management and employees are expected to be participants in the solicitation of proxies from Mercantile Bankshares’ shareholders in respect of the proposed merger transaction. Information regarding the directors and executive officers of Mercantile Bankshares is available in the proxy statement for its May 9, 2006 annual meeting of shareholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus relating to the merger transaction and the other relevant documents filed with the SEC when they become available.

TABULAR MATERIAL FOLLOWS

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 12

	Three months ended
Dollars in millions, except per share data	September 30, 2006		June 30 2006	September 30 2005
Unaudited	As Reported	As Adjusted (a)
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (b)	$574	$574	$562	$566
Noninterest income	2,943	1,109	1,230	1,116

Total revenue	$3,517	$1,683	$1,792	$1,682

Net income	$1,484	$380	$381	$334

Diluted earnings per common share	$5.01	$1.28	$1.28	$1.14
Cash dividends declared per common share	$.55	$.55	$.55	$.50

SELECTED RATIOS

Net interest margin	2.89%	2.89%	2.90%	2.96%
Noninterest income to total revenue (c)	84	66	69	67
Efficiency (d)	34	66	64	69
Return on:
Average common shareholders’ equity	65.94%	16.88%	17.49%	16.13%
Average assets	6.17	1.58	1.64	1.45

	Nine months ended
Dollars in millions, except per share data	September 30, 2006		September 30 2005
Unaudited	As Reported	As Adjusted (a)
FINANCIAL PERFORMANCE

Revenue
Net interest income (taxable-equivalent basis) (b)	$1,699	$1,699	$1,619
Noninterest income	5,358	3,524	3,019

Total revenue	$7,057	$5,223	$4,638

Net income	$2,219	$1,123	$970

Diluted earnings per common share	$7.46	$3.77	$3.35
Cash dividends declared per common share	$1.60	$1.60	$1.50

SELECTED RATIOS

Net interest margin	2.92%	2.92%	2.99%
Noninterest income to total revenue (c)	76	68	65
Efficiency (d)	50	65	69
Return on:
Average common shareholders’ equity	33.87%	17.13%	16.49%
Average assets	3.17	1.60	1.48

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Amounts adjusted for the impact of certain 2006 items for informational purposes due to the magnitude of the aggregate of such adjustments for these periods. Reconciliations of these amounts to net income, diluted earnings per share and selected ratios reported on a generally accepted accounting principles (“GAAP”) basis are included on page 13. Reconciliations of noninterest income as reported (GAAP basis) to adjusted amounts are included on page 14. The absence of adjusted amounts for the other periods presented in these tables is not intended to imply that there could not have been other similar types of adjustments for those periods, but any such adjustments would not have been similar in magnitude to the amount of the adjustments shown for the three month and nine month periods ended September 30, 2006.
(b)	See Reconciliation of Net Interest Income on a GAAP Basis to Taxable-Equivalent Net Interest Income on page 14.
(c)	Calculated as noninterest income divided by the sum of net interest income (GAAP basis) and noninterest income.
(d)	Calculated as noninterest expense divided by the sum of net interest income (GAAP basis) and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 13

RECONCILIATION OF GAAP NET INCOME, DILUTED EPS

AND SELECTED RATIOS TO ADJUSTED AMOUNTS (a)

	Three months ended September 30, 2006			Nine months ended September 30, 2006
Dollars in millions, except per share data Unaudited	Adjustments, Pretax	Net Income	Diluted EPS Impact	Adjustments, Pretax	Net Income	Diluted EPS Impact
Net income, GAAP basis		$1,484	$5.01		$2,219	$7.46
Adjustments:
Gain on BlackRock transaction*	(2,078)	(1,293)	(4.36)	(2,078)	(1,293)	(4.35)
Securities portfolio rebalancing loss *	196	127	0.43	196	127	0.43
BlackRock/MLIM transaction integration costs**	72	31	0.10	91	39	0.13
Mortgage loan portfolio repositioning loss*	48	31	0.10	48	31	0.10

Net income, as adjusted		$380	$1.28		$1,123	$3.77

* Included in noninterest income on a pretax basis.
** Included in noninterest expense on a pretax basis.

	Three months ended September 30 2006			Nine months ended September 30 2006
Noninterest income to total revenue, GAAP basis	84%			76%
Pretax impact of adjustments	(18)			(8)

Noninterest income to total revenue, as adjusted	66%			68%

Efficiency, GAAP basis	34%			50%
Pretax impact of adjustments	32			15

Efficiency, as adjusted	66%			65%

Return on:
Average common shareholders’ equity, GAAP basis	65.94%			33.87%
After-tax impact of adjustments	(49.06)			(16.74)

Average common shareholders’ equity, as adjusted	16.88%			17.13%

Average assets, GAAP basis	6.17%			3.17%
After-tax impact of adjustments	(4.59)			(1.57)

Average assets, as adjusted	1.58%			1.60%

(a)	The tables above represent reconciliations of certain GAAP disclosures to adjusted amounts for the three months and nine months ended September 30, 2006. We have provided these adjusted amounts and reconciliations so that shareholders, investor analysts, regulators and others will be better able to evaluate the impact of certain significant predominantly third quarter items on our GAAP results for the three months and nine months ended September 30, 2006. This information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, our GAAP results. Our Current Reports on Form 8-K dated September 8, 2006, September 22, 2006 and September 29, 2006 include additional information regarding our securities portfolio rebalancing, mortgage loan portfolio repositioning and BlackRock/MLIM transaction accounting, respectively.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 14

RECONCILIATION OF GAAP CONDENSED CONSOLIDATED

INCOME STATEMENT TO ADJUSTED AMOUNTS (a)

	Three months ended
Dollars in millions	September 30, 2006			June 30 2006	September 30 2005
Unaudited	As Reported	Adjustments (a)	As Adjusted (a)
Net interest income	$567		$567	$556	$559
Provision for credit losses	16		16	44	16
Noninterest income	2,943	$(1,834)	1,109	1,230	1,116
Noninterest expense	1,178	(72)	1,106	1,149	1,159

Income before minority and noncontrolling interests and income taxes	2,316	(1,762)	554	593	500
Minority and noncontrolling interests in income (loss) of consolidated entities	(5)	14	9	15	14
Income taxes	837	(672)	165	197	152

Net income	$1,484	$(1,104)	$380	$381	$334

	Nine months ended
Dollars in millions	September 30, 2006			September 30 2005
Unaudited	As Reported	Adjustments (a)	As Adjusted (a)
Net interest income	$1,679		$1,679	$1,599
Provision for (recoveries of) credit losses	82		82	(3)
Noninterest income	5,358	$(1,834)	3,524	3,019
Noninterest expense	3,498	(91)	3,407	3,199

Income before minority and noncontrolling interests and income taxes	3,457	(1,743)	1,714	1,422
Minority and noncontrolling interests in income of consolidated entities	23	18	41	29
Income taxes	1,215	(665)	550	423

Net income	$2,219	$(1,096)	$1,123	$970

(a)	See page 13 for additional information. We have included adjusted amounts as additional, supplemental information in the tables on this page 14 for the three month and nine month periods ended September 30, 2006 only because of the magnitude of the aggregate of such adjustments for these periods. The absence of adjusted amounts for the other periods presented in these tables is not intended to imply that there could not have been other similar types of adjustments for those periods, but any such adjustments would not have been similar in magnitude to the amount of the adjustments shown for the three month and nine month periods ended September 30, 2006.

RECONCILIATION OF NET INTEREST INCOME ON A GAAP BASIS TO

TAXABLE-EQUIVALENT NET INTEREST INCOME

The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we also provide revenue on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income on other taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement.

The following is a reconciliation of net interest income as reported in the Consolidated Income Statement to net interest income on a taxable-equivalent basis (in millions):

	Three months ended			Nine months ended
	September 30 2006	June 30 2006	September 30 2005	September 30 2006	September 30 2005
Net interest income, GAAP basis	$567	$556	$559	$1,679	$1,599
Taxable-equivalent adjustment	7	6	7	20	20

Net interest income, taxable-equivalent basis	$574	$562	$566	$1,699	$1,619

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 15

	Three months ended			Nine months ended
In millions Unaudited	September 30 2006	June 30 2006	September 30 2005	September 30 2006	September 30 2005
BUSINESS EARNINGS SUMMARY (a)
Retail Banking	$206	$185	$176	$581	$487
Corporate & Institutional Banking	113	116	118	334	372
BlackRock (b) (c)	63	71	61	209	167
PFPC	40	26	28	93	75

Total business segment earnings	422	398	383	1,217	1,101
Minority interest in income of BlackRock	(20)	(21)	(19)	(64)	(51)
Other (c) (d)	1,082	4	(30)	1,066	(80)

Total consolidated net income (e)	$1,484	$381	$334	$2,219	$970

(a)	This summary also serves as a reconciliation of total earnings for all business segments to total consolidated net income. Our business segment information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(b)	Our ownership interest in BlackRock was approximately 69% -70% for all periods presented. Effective September 29, 2006, PNC’s ownership interest in BlackRock dropped to approximately 34%.
(c)	BlackRock reported GAAP earnings of $19 million and $63 million for the three months ended September 30, 2006 and June 30, 2006, respectively, and reported GAAP earnings of $153 million and $161 million for the nine months ended September 30, 2006 and 2005, respectively. For this PNC business segment reporting presentation, pretax integration costs incurred by BlackRock for the MLIM transaction totaling $72 million and $13 million for the three months ended September 30, 2006 and June 30, 2006 and $91 million for the nine months ended September 30, 2006, respectively, have been reclassified from BlackRock to “Other.” Similarly, pretax integration costs of $9 million related to BlackRock’s January 2005 acquisition of State Street Research and Management have been reclassified from BlackRock to “Other” for the nine months ended September 30, 2005.
(d)	“Other” for the three months and nine months ended September 30, 2006 includes the after-tax impact of the gain on the BlackRock transaction and costs associated with the securities portfolio rebalancing and mortgage loan portfolio repositioning.
(e)	See pages 12-14.

Dollars in millions, except per share data Unaudited	September 30 2006	June 30 2006	September 30 2005
BALANCE SHEET DATA
Assets	$98,436	$94,914	$93,241
Loans, net of unearned income	48,900	50,548	50,510
Allowance for loan and lease losses	566	611	634
Securities	19,512	21,724	20,658
Loans held for sale	4,317	2,165	2,377
Investment in BlackRock	3,836
Deposits	64,572	63,493	60,214
Borrowed funds	14,695	15,651	18,374
Shareholders’ equity	10,758	8,827	8,317
Common shareholders’ equity	10,751	8,820	8,309
Book value per common share	36.60	29.92	28.54
Common shares outstanding (millions)	294	295	291
Loans to deposits	76%	80%	84%

ASSETS ADMINISTERED (billions)
Managed (f)	$52	$506	$469
Nondiscretionary	89	85	85

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$774	$743	$793
Custody assets	399	389	475

CAPITAL RATIOS
Tier 1 risk-based (g)	10.4%	8.8%	8.4%
Total risk-based (g)	13.6	12.4	12.5
Leverage (g)	9.4	7.7	7.1
Tangible common equity (h)	7.5	5.2	4.9
Common shareholders’ equity to assets	10.9	9.3	8.9

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.36%	.44%	.29%
Nonperforming loans to loans	.34	.41	.25
Net charge-offs to average loans (for the three months ended)	.37	.24	.12
Allowance for loan and lease losses to loans	1.16	1.21	1.26
Allowance for loan and lease losses to nonperforming loans	339	294	499

(f)	Our assets under management at September 30, 2006 do not include BlackRock’s assets under management as we deconsolidated BlackRock effective September 29, 2006. Excluding the impact of BlackRock, our assets under management (consisting of Retail Banking assets under management) totaled $50 billion at both June 30, 2006 and September 30, 2005.
(g)	The ratios for September 30, 2006 are estimated and reflect the impact of the deconsolidation of BlackRock effective September 29, 2006.
(h)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets (excluding mortgage servicing rights).

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 16

Illustrative Impact Of Equity Method Of Accounting For BlackRock - Condensed Consolidated Income Statement (a)

For the three months ended September 30, 2006 - in millions Unaudited	PNC As Reported	Adjustments (b)	PNC As Adjusted (b)	BlackRock Deconsolidation and Other Adjustments	BlackRock Equity Method (c)	PNC As Adjusted for BlackRock
Net Interest Income
Interest income	$1,203		$1,203	$(5)		$1,198
Interest expense	636		636	(2)		634

Net interest income	567		567	(3)		564
Provision for credit losses	16		16			16

Net interest income less provision for credit losses	551		551	(3)		548

Noninterest Income
Asset management	381		381	(302)		79
BlackRock investment					$43	43
Gain on BlackRock transaction	2,078	$(2,078)
Other	484	244	728	(18)		710

Total noninterest income	2,943	(1,834)	1,109	(320)	43	832

Noninterest Expense
Compensation and benefits	659	(44)	615	(154)		461
Other	519	(28)	491	(80)		411

Total noninterest expense	1,178	(72)	1,106	(234)		872

Income before minority and noncontrolling interests and income taxes	2,316	(1,762)	554	(89)	43	508
Minority and noncontrolling interests in income (loss) of consolidated entities	(5)	14	9	(9)
Income taxes	837	(672)	165	(37)		128

Net income	$1,484	$(1,104)	$380	$(43)	$43	$380

Noninterest income to total revenue	84%					60%
Efficiency	34%					62%

(a)	In our Current Report on Form 8-K dated August 16, 2006 (the “August 16 Form 8-K”), we presented, for informational purposes only, historical financial information of PNC adjusted as if (1) the deconsolidation of BlackRock from PNC’s consolidated financial statements had occurred January 1, 2003 and (2) our investment in BlackRock had been accounted for under the equity method of accounting subsequent to that date. In the August 16 Form 8-K, we presented this information for the three months ended June 30, 2006, March 31, 2006, December 31, 2005, September 30, 2005 and June 30, 2005, along with the years ended December 31, 2005, 2004 and 2003. This schedule is presented for informational purposes only and to supplement the disclosures provided in the August 16 Form 8-K.
(b)	See page 13 for additional information. We have included adjusted amounts as additional, supplemental information in the table on this page 16 for the three months ended September 30, 2006 only because of the magnitude of the aggregate of such adjustments for this period.
(c)	BlackRock investment revenue represents PNC’s approximately 69% ownership interest in earnings of BlackRock for the third quarter of 2006 excluding MLIM pretax integration costs totaling $72 million. At September 30, 2006, PNC’s ownership interest in BlackRock was approximately 34%.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 17

Illustrative Impact Of Equity Method Of Accounting For BlackRock - Condensed Consolidated Balance Sheet

At September 30, 2006 - in millions Unaudited	PNC with BlackRock Consolidated	BlackRock Deconsolidation and Other Adjustments to Equity Method (a)	BlackRock/MLIM Transaction		PNC As Reported
Assets
Loans, net of unearned income of $815	$48,900				$48,900
Securities available for sale and held to maturity	19,543	$(31)			19,512
Loans held for sale	4,317				4,317
Goodwill and other intangible assets	4,535	(497)	$(30)		4,008
Investment in BlackRock		710	3,126		3,836
Other	19,294	(1,431)			17,863

Total assets	$96,589	$(1,249)	$3,096		$98,436

Liabilities, Minority and Noncontrolling Interests, and Shareholders’ Equity
Deposits	$64,569	$3			$64,572
Borrowed funds	14,948	(253)			14,695
Other	7,125	(663)	$1,541	(b)	8,003

Total liabilities	86,642	(913)	1,541		87,270

Minority and noncontrolling interests in consolidated entities	744	(336)			408
Total shareholders’ equity	9,203		1,555		10,758

Total liabilities, minority and noncontrolling interests, and shareholders’ equity	$96,589	$(1,249)	$3,096		$98,436

(a)	Includes the elimination of minority interest liability and other adjustments for intercompany transactions and related party transactions due to the deconsolidation of BlackRock.

(b)	Includes deferred taxes of approximately $.9 billion and a liability of approximately $.6 billion related to our obligation to provide shares of BlackRock common stock to help fund BlackRock long-term retention and incentive plans.